Exhibit 99.1

EXCLUSIVE: HotelPlanner CEO Tim Hentschel On The Transition To Becoming Publicly Traded

by Phil Hall, Contributor

January 31, 2022

One of the next companies to enact the transition from privately-held to publicly-traded is HotelPlanner, the West Palm Beach, Florida-based travel technology company that provides online services in the global group hotel marketplace.

Last August, the HotelPlanner announced it would be part of a three-way merger involving another online travel-focused company, Reservations.com, and Astrea Acquisition Units (NASDAQ:ASAXU), a publicly-traded special purpose acquisition company (SPAC).

When the merger is completed, the combined entity will operate under the HotelPlanner name and will be listed on NASDAQ under the ticker “HOTP.”

Benzinga recently spoke with Tim Hentschel, co-founder and CEO of HotelPlanner, about the next chapter for his company.

BZ: HotelPlanner has been around since 2004. Why did you decide at this time to go public?

Tim Hentschel: Going public was always an aspiration of ours. And as the market warmed up and as we recovered from COVID, we felt that the timing was right.

This is an interesting transaction because you're working with Astrea as well as Reservations.com. Why did you decide to bring Reservations.com into this transaction?

Hentschel: We've known them for decades and they are an entrepreneur-led company just like ourselves. They have extensive experience in this industry, just like us, and we knew the synergies are there.

Two years ago, we started the first-of-its-kind gig economy reservation system, and 40% of Reservations.com bookings are done over the phone. So, once we transfer their traditional call center over to our gig economy reservation system, which is a localized service, the synergies immediately take effect. It was easy and low risk for us.

How did this transaction come about? Did either company initiate contact, or was there a third party that served as a matchmaker?

Hentschel: There was a third party. It started between us and Reservations.com in 2020, having conversations and thinking that a three-way back-merger was a good possibility and we could team up and go public together. Then we engaged Perella Weinberg as our banking partner to help us put the deal together. Perella was our conduit to the SPAC space, and they brought us quite a few SPACs to talk to and get to know better.

When do you plan to be listed under the “HOTP” ticker?

Hentschel: That's still in the process of being worked out.

Can you share the line-up of your all-star cast board of directors?

Hentschel: We have Dylan Ratigan — you might remember him from CNBC and MSNBC. We have Kate Walsh, who is the dean of the Cornell University School of Hotel Administration. There is Jim Wilkinson, who was chief of staff to the Secretary of the Treasury [Hank Paulson]. We have Gianno Caldwell, who was a political analyst for Fox Corp (NASDAQ:FOXA).

And Mohsen Moazami, who is chairman of this SPAC and was an executive at Cisco Systems Inc (NASDAQ:CSCO) for 15 years, is also on our board.

Looking at the state of your industry today, how vibrant is the lodging industry? Are people booking hotel reservations, even with the omicron variant surging and the delta variant still around?

Hentschel: They are, especially in North America, and Europe is beginning to warm up for the hospitality travel industry as well. I am based out in Singapore and Asia is still very much locked down — especially Mainland China right now, which is trying to prepare for the Winter Olympics. They've gone through quite aggressive lockdowns and trying to rid of COVID. In Asia, they have a leadership role and a lot of other Asian countries are following their lead.

The financial markets have recently looked something like an oscilloscope with its up and down motions. Are you comfortable and confident going public at this particular time?

Hentschel: It is an excellent question because market timing is everything. And the SPAC market has definitely seen its ups and downs.

Hopefully, there will be a rebound soon. And what we're seeing is temporary.

When it comes to our commitment to go public, that comes from years and years of aspiration. Our company will continue to grow has as it's grown every year for the last 17 years, with the exception that we had the down year over 2020 with COVID. But we were only down by 23% and there were a lot of other travel companies were down by over 50% in revenues.

We expect that we have heavy growth coming from 2020 to 2021, and out of 2021 we expect that with the tailwinds to continue that growth will continue. What happens in the publicly-traded markets on a day-to-day, week-to-week, month-to-month level is anybody's guess, right? And we really don't have a lot of control over that, unfortunately.